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                                                                    Exhibit 15.1

Stockholders and
Board of Directors
IMCO Recycling Inc.

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 33-26641, Form S-8 No. 33-34745, Form S-8 No. 33-76780, Form S-8
No. 333-00075, Form S-8 No. 333-07091, and Form S-3 No. 333-36833) pertaining to the Nonqualified Stock Option Plan of IMCO Recycling Inc., the IMCO Recycling Inc. Amended and Restated Stock Option Plan, the IMCO Recycling Inc. 1992 Stock Option Plan, the IMCO Recycling Inc. Amended and Restated 1992 Stock Option Plan, and the IMCO Recycling Inc. Annual Incentive Plan of our report dated October 20, 1997 relating to the unaudited condensed consolidated interim financial statements of IMCO Recycling Inc. which are included in its Form 10-Q for the quarter ended September 30, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                             ERNST & YOUNG LLP

Dallas, Texas
November 12, 1997
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                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

Stockholders and
Board of Directors
IMCO Recycling Inc.


We have reviewed the accompanying consolidated balance sheet of IMCO Recycling Inc. as of September 30, 1997, and the related consolidated statements of earnings for the three-month and nine-month periods ended September 30, 1997, and 1996 and the consolidated statements of cash flows for the nine-month periods ended September 30, 1997, and 1996. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of IMCO Recycling Inc. as of December 31, 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year ended December 31, 1996, (not presented herein), and in our report dated January 30, 1997, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1996, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                             ERNST & YOUNG LLP

Dallas, Texas
October 20, 1997